Exhibit 99.1

MRV COMMUNICATIONS ANNOUCES CHANGES TO BOARD OF DIRECTORS

Annual Meeting of Stockholders Set for January 9, 2012

Chatsworth, California, October 20, 2011 — The Board of MRV Communications, Inc. (OTC Pink Sheets: MRVC) announced today certain changes to the Board. Dr. Ken Shubin Stein, the current chairman, has resigned from the Board and has been replaced by current Board member Philippe Tartavull as interim chairman. The Board also announced that current Chief Executive Officer, Dilip Singh, has also resigned from the Board. The changes will be effective immediately. Mr. Singh remains as chief executive officer of the Company and he and the Board of Directors look forward to negotiating in good faith an extension of his employment contract through July, 2012.

The Board also announced that Mr. Robert Pons and Mr. Ken Traub have been appointed to the Board of Directors to fill the vacancies created by the departures of Dr. Shubin Stein and Mr. Singh. The Board intends to commence a search for a ninth independent Board member who, upon election, will take over as chairman of the Board.

Mr. Tartavull commented, “The Board of Directors looks forward to continuing to strengthen the Company’s global operations, as well as to improving MRV’s financial footing and flexibility. On behalf of the Board of Directors, I want to thank Ken for helping to stabilize and improve the capital structure of the Company as a Board member and wish him much success in his future endeavors.” Tartavull continued, “We also want to thank Dilip for his contributions as a Board member and look forward to his continued contributions as CEO in sustaining growth and profitability for MRV.”

The Board of Directors has set January 9, 2012 as the date of its next annual meeting of stockholders, and has agreed upon a slate that will include Mr. Tartavull, Mr. Pons, Mr. Traub, Charles M. Gillman, Joan Herman, Michael E. Keane, Michael J. McConnell, and Igal Shidlovsky. The Company expects to mail the proxy statement concerning the annual meeting in November.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.